EXHIBIT 10.1b



                       THIRD AMENDMENT TO LEASE AGREEMENT

                 THIS THIRD AMENDMENT TO LEASE AGREEMENT, dated this 27th day of June , 1994, is entered into between SCOTTSDALE SEVILLE ASSOCIATES, an Arizona general partnership, as Landlord, and CONTINENTAL HOMES HOLDING CORP., a Delaware corporation, as Tenant.

                                  WITNESSETH:

                 WHEREAS, Landlord and Tenant previously entered into that certain Lease Agreement dated July 16, 1990, as amended by that certain First Amendment to Lease Agreement dated August 1, 1990, as amended by that certain Second Amendment to Lease Agreement dated February 8, 1991, (collectively the "Lease"); and

                 WHEREAS, Tenant desires to extend the term of the Lease and Landlord is willing to extend the term of the Lease; and

                 WHEREAS, Landlord and Tenant wish to execute this Third Amendment in order to amend the Lease to extend the lease term and to reflect certain other occurrences;

                 NOW THEREFORE, it is hereby agreed as follows:

                  1. Definitions. All capitalized terms used in this Third Amendment which are not defined in this Third Amendment shall have the meanings for such terms which are set forth in the Lease.

                  2. Term. The Term of the Lease is hereby extended for a period of five (5) years, commencing on March 18, 1996 and ending on March 17, 2001 (the "First Renewal Term").

                  3. Rent. During the First Renewal Term, Tenant shall pay to Landlord rent for the Premises as follows:

                  Year of First Renewal Term            Monthly Rent
                  --------------------------            ------------

                  Year 1 through 5             $37,300.00 (based on $20.00 per
                                               rentable square foot per year).

From the date of this Third Amendment to Lease Agreement through March 18, 1996, rent shall continue to be paid in accordance with the Lease.

All other terms and conditions of Article 3 of the Lease shall remain in full force and effect.


                 4. Rental Adjustment. Tenant obligation to pay Direct Expenses during the First Renewal Term shall be computed using a base year rather than the Direct Expense Stop referenced in the Lease. Therefore following the commencement of the First Renewal Term, the ninth paragraph of Article 5 of the Lease shall be deleted. The base year ("Base Year") for purposes of computing Tenant's obligation shall be calendar year 1996 or $6.00 per rentable square foot, whichever is greater. During the First Renewal Term Tenant shall pay its Proportionate Share of the amount by which the Direct Expenses for each calendar year exceeds the Direct Expenses for the Base Year.

                 The 1996 Base Year assumes increases of not greater than four percent (4%) per year for calendar years 1995 and 1996 over the actual 1994 non-controllable expenses (i.e., utilities, insurance and real estate taxes). Should non-controllable expenses increase by more than four percent (4%) per year over 1994 actuals, the Base Year shall be adjusted accordingly.

                 Notwithstanding anything contained herein to the contrary, during the First Renewal Term Tenant's Proportionate Share of Controllable Direct Expenses shall not increase by more than five percent (5%) per year.

                 5. Tenant's Proportionate Share of Direct Expenses. Effective upon the commencement of the First Renewal Term, the third paragraph of Article 5 of the Lease shall be amended to read as follows:

                 "Tenant's Proportionate Share of Direct Expenses: Additional rent in an amount equal to 25.13% (which percentage has been obtained by dividing 22,380 rentable square feet, which equals the rentable area in the Premises, by 89,053 square feet, which equals the rentable area in the Building) of the Direct Expenses."

                 6. Tenant Improvements. Landlord shall pay to Tenant a tenant improvement allowance in the amount of ONE HUNDRED ELEVEN THOUSAND NINE HUNDRED AND 00/100 DOLLARS ($111,900.00) payable within thirty (30) days following commencement of the First Renewal Term. Any additional tenant improvements required by Tenant and approved by Landlord shall be at Tenant's sole cost and expense.

                 7. Parking. In addition to the existing parking, if additional parking becomes available during the First Renewal Term, Tenant shall be provided up to an additional two (2) reserved parking spaces and eight (8) non-reserved parking spaces at no charge during the First Renewal Term.

                 8. Option to Renew. Article 48 of the Lease is hereby deleted and the following substituted therefor:

                                      "48.

                                OPTION TO RENEW

                 It Tenant has fully and faithfully performed all of its obligations under this Lease and is not then in default and if Tenant is in possession of the Premises and has not assigned its rights under this Lease, Tenant shall have the option of extending the Term of this Lease for two (2) additional periods of five (5) years each, commencing with the Termination Date of the First Renewal Term, which options may be exercised only by written notice by Tenant to Landlord at least six (6) months before the Termination Date of the First Renewal Term (and the termination date of the first option, respectively). Tenant's tenancy during the option term shall be at the prevailing market rate then being charged by Landlord to new occupants of space in the Project (with consideration being given to any adjustments typically made to such market rate to reflect the amount of space being leased by Tenant and the then financial credit-worthiness of Tenant), but otherwise the option term shall be subject to all of the other terms and provisions of this Lease, including the provisions for rental adjustment."

                 9. Right of First Refusal. Article 49 of the Lease is hereby deleted and the following substituted therefor:

                                      "49.

                             RIGHT OF FIRST REFUSAL

                 If Tenant has fully and faithfully performed all of its obligations to be performed prior to the time of any Offer (as defined below) and is not in default hereunder at the time of any Offer beyond any applicable grace period, Tenant shall be granted a right of first refusal (the "Right of First Refusal") to lease all or any portion of that area consisting of approximately 22,500 contiguous rentable square feet currently leased to CyCare Systems, should CyCare Systems ever vacate all or any portion of that area (the "Expansion Space") as shown on

Exhibit "G-1" attached hereto and made a part hereof by this reference, for occupancy by Tenant on the terms and conditions hereinafter set forth. Landlord agrees to notify Tenant, in writing, whenever during the term of this Lease Landlord receives an offer, which it desires to accept, to lease the Expansion Space or any portion thereof which notice shall include the terms and conditions of such offer to lease (the "Offer"). The exercise of any options to renew by CyCare Systems shall not constitute an Offer.

                 Upon receipt of notification of the Offer, Tenant, at its option, by written notice to Landlord within five (5) business days thereafter, may elect to: (a) lease the portion of the Expansion Space described in the Offer on the same terms and conditions of the Offer, except that Tenant may require that the lease term for such space be coterminous with the term of this Lease, in which case the lease of such space is also subject to the conditions set forth in the second paragraph below; or (b) cancel this Right of First Refusal to lease the portion of the Expansion Space described in the Offer. If Tenant does not timely give notice pursuant to the immediately preceding sentence, Landlord may rent the portion of the Expansion Space to the third party described in the Offer upon the terms contained in the Offer. If the third party described in the Offer does not ultimately rent the Expansion Space included in the Offer, or if said Third Party eventually quits the Premises, Tenant's Right of First Refusal shall continue.

                 If the Offer relates to less than all of the Expansion Space, then, whether or not Tenant elects to lease the portion of the Expansion Space described in the Offer, the Right of First Refusal shall continue with respect to the remainder of the Expansion Space which is subject to the Right of First Refusal at the time Landlord's notification of the Offer is given to Tenant.

                 If pursuant to the provisions of this Article, Tenant leases all or any portion of the Expansion Space for a term coterminous with the term of this Lease and if the term of the lease specified in the Offer is shorter than the remaining term of this Lease, Tenant shall pay rent for such space at the rate specified in the Offer only for the length of the term specified in the Offer. Thereafter, Tenant shall pay the greater of the square foot rental rate provided under the provisions of this Lease (Article 3) or the rental rate specified in the Offer.

                 In the event Tenant exercises its Right of First Refusal, Landlord and Tenant shall promptly modify the terms of this Lease to reflect the inclusion of the Expansion Space leased.

                 10. Right of Second Refusal. A new article, Article 53 is hereby added to the Lease and shall read as follows:

                                      "53.

                            Right of Second Refusal

                 If Tenant has fully and faithfully performed all of its obligations to be performed prior to the time of any Offer (as defined below) and is not in default hereunder at the time of any Offer beyond any applicable grace period, Tenant shall be granted a right of second refusal (the "Right of Second Refusal") to lease those areas consisting of Suite 1025 (2,826 R.S.F.), Suite 1027 (1,715 R.S.F.), Suite 1030 (2,261 R.S.F.) and Suite 1034 (3,369
R.S.F.) (the "Second Refusal Space") as shown on Exhibit "H" attached hereto and made a part hereof by this reference, for occupancy by Tenant on the terms and conditions hereinafter set forth. Landlord agrees to notify Tenant, in writing, whenever during the term of this Lease Landlord receives an offer, which it desires to accept, to lease the Second Refusal Space or any portion thereof which notice shall include the terms and conditions of such offer to lease (the "Offer"). This Right of Second Refusal shall not take effect unless and until any lease with any existing tenant (including any assignees or sublessee) shall have expired or be terminated and Landlord has fulfilled any requirements of any first Rights of Refusal with any other tenant(s). The exercise of any option to renew by any tenant of any portion of the Second Refusal Space shall not constitute an Offer.

                 Upon receipt of notification of the Offer, Tenant, at its option, by written notice to Landlord within two (2) business days thereafter, may elect to: (a) lease the portion of the Second Refusal Space described in the Offer on the same terms and conditions of the Offer, or (b) cancel this Right of Second Refusal to lease the portion of the Second Refusal Space described in the Offer. If Tenant does not timely give notice pursuant to the immediately preceding sentence, Landlord may rent the portion of the Second Refusal Space to the third party described in the Offer upon the terms contained in the Offer. If the third party described in the Offer does not ultimately rent the Second Refusal Space included in the Offer, or if said Third Party eventually quits the Premises, Tenant's Right of Second Refusal shall continue.

                 If the Offer relates to less than all of the Second Refusal Space, then, whether or not Tenant elects to lease the portion of the Second Refusal Space described in the Offer, the Right of Second Refusal shall continue with respect to the remainder of the Second Refusal Space which is subject to the Right of Second Refusal at the time Landlord's notification of the Offer is given to Tenant.

                 In the event Tenant exercises its Right of Second Refusal, Landlord and Tenant shall promptly modify the terms of this Lease to reflect the inclusion of the Second Refusal Space leased."

                 11. Option to Expand. A new article, Article 54 is hereby added to the Lease Agreement and shall read as follows:

                                      "54.

                                Option to Expand

                 If Tenant has fully and faithfully performed all of its obligations to be performed and is not in default hereunder beyond any applicable grace period, Tenant is granted the right to lease an additional approximately 1,644 rentable square feet located on the second (2nd) floor of the Building which is crosshatched on Exhibit "I" attached hereto and made a part hereof by this reference (the "Expansion Space") to commence May 1, 1996 upon the same terms as provided for in this Third Amendment to Lease for a term coterminous with the remainder of the First Renewal Term, including any renewal terms. Tenant shall exercise its option to lease the Expansion Space by giving Landlord written notice no later than October 15, 1995. In the event Tenant exercises its right to lease the Expansion Space pursuant to this Article, Landlord and Tenant shall promptly modify the terms of this Lease to reflect the lease of the Expansion Space."

                 12. Interpretation. Except as herein specifically modified, the terms of the Lease Agreement shall remain in full force and effect, so that the First Renewal Term shall be considered an extension of the Term.

                 IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment to Lease Agreement the day and year first above written.



LANDLORD:

SCOTTSDALE SEVILLE ASSOCIATES,
an Arizona general partnership

By  CORE PROPERTIES INCORPORATED
    an Arizona corporation,
    its Agent

By        /s/ Joseph C. Isbell
         ------------------------------
         Joseph C. Isbell
         Vice President


TENANT:

CONTINENTAL HOMES HOLDING CORP.,
a Delaware corporation

By:       /s/ Donald R. Loback
         ------------------------------
Its:       Co-Chief Executive Officer
         ------------------------------